UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 29, 2011

Escalon Medical Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-20127	330272839
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

435 Devon Park Drive, Building 100, Wayne, Pennsylvania		19087
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-688-6830

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2011, Escalon Medical Corp. enter into material definitive agreement with the seller of certain assets of Biocode Hycel ("Biocode") in connection with the refinancing of debt. The Company entered into a First Amendment to the Agreement for the Sale of a Business as a Going Concern with Seller dated December 31, 2008 to refinance the debt thereunder. Under the terms of the debt refinancing, the Company agreed to pay the balance of the seller-provided financing of $3,375,000 Euros by the sum per month in euros having an exchange value of $50,000 United States Dollars as of the date of payment. Interest will remain unchanged and will accrue on the outstanding amount of the purchase price at an interest rate of 7% per year on the basis of the actual days elapsed and a 365 day year. Upon the sixtieth month after this Amendment, the Company has agreed to pay the balance of the outstanding amount in euros in full in one payment. The refinancing will reduce the current portion of the Compnay's long-term debt from approximately $2,600,000 to $600,000.

The Company is filing a copy of the Press Release issued today as an Exhibit to this filing and incorporates it herein by reference.

Item 9.01 Financial Statements and Exhibits.

1.1 First Amendment dated April 29, 2011 to the Agreement for the Sale of a Business as a Going Concern dated December 31, 2008

99.1 Press release dated May 5, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Escalon Medical Corp.

May 5, 2011	By:	Richard J. DePiano, Jr.

Name: Richard J. DePiano, Jr.
Title: President

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Exhibit Index

Exhibit No.	Description

1.1	First Amendment To The Agreement For The Sale of a Business as a Going Concern
99.1	Press Release dated May 5, 2011